EXHIBIT 99.2

HealthWarehouse.com to Present at the LD Micro Invitational

(LOS ANGELES, CA, June 6, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, announced today that it will be presenting at the 6th annual LD Micro Invitational on Tuesday, June 7 at 2pm PST.  Lalit Dhadphale, President & CEO will be giving the presentation and meeting with investors.  An audiofile will be available following the presentation at: http://wsw.com/webcast/ldmicro10/hewa.
The conference will be held at the Luxe Sunset Bel Air Hotel and will feature 195 companies in the small / micro-cap space.

View HealthWarehouse.com's profile here:  http://www.ldmicro.com/profile/hewa.

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About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

Source: HealthWarehouse.com via LD Micro